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                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registration  [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
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[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                 ONBANCorp, Inc.
                -----------------------------------------------

                (Name of Registrant as Specified In Its Charter)


                -----------------------------------------------

                   (Name of Person(s) Filing Proxy Statement)

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[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
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         14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

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         _______________________________________________________________________

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         _______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *1

         _______________________________________________________________________
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         _______________________________________________________________________
*1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
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                              ONBANCORP Letterhead

                                                                  April 12, 1996


                               ONBANCORP ANNOUNCES
                            10% SHARE REPURCHASE PLAN


Dear Fellow Shareholder:

   Your Board of Directors is dedicated to maximizing the value of your investment in ONBANCorp. Accordingly, on March 29 the Board announced that it had authorized the repurchase of up to an additional 10% of the Company's fully diluted outstanding shares of its common stock.

   ONBANCorp's share repurchase plan reflects our confidence in the growth of our business and is clear evidence that we are meeting our commitment to taking actions designed to enhance the value of your stock. Indeed, authorization of the share repurchase plan follows on the heels of our recent 7% increase in your annual dividend--the eighth consecutive year shareholders have benefited from increased dividends. Moving forward, we are committed to further enhancing the value of your investment in ONBANCorp.

                              --------------------

   On another matter, you may have received recently a letter from a disgruntled shareholder criticizing your Company and seeking your support for a shareholder proposal which, in short, seeks the immediate sale or merger of your Company. This shareholder has manipulated the facts to portray your Company's performance in the worst possible light.

   Your Board, 13 of whose 15 members are independent, outside directors, remains open to, and will continue to consider carefully, all options to enhance shareholder value. Consistent with its fiduciary duties, your Board frequently reviews the strategic options available to the Company and has retained Sandler O'Neill & Partners, L.P., a nationally recognized investment banking firm, to assist it concerning the various strategic alternatives, including a sale or merger, available for enhancing shareholder value.

   In our view,  approval of the  shareholder  proposal  would be  tantamount to hanging out a "fire-sale" sign, thus losing our bargaining power and disadvantaging your Company should we decide to pursue a sale or merger transaction. With the loss of our bargaining power, the end result could mean that your Company might be pressured into accepting a sale or merger proposal at a reduced price. It's clear to us that this would not be in the best interest of all of our shareholders. Accordingly, you are urged to vote AGAINST this and all of the other shareholder proposals numbered 3 through 8 set forth in the proxy statement.

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   Since 1990,  ONBANCorp's  Board and Management has  successfully  transformed your Company from a savings institution to a full service, regional commercial bank. Contrary to the statistics presented by the disgruntled shareholder, consider our record of success over the last 5 years:

                      ONBANCORP'S 5 YEAR RECORD OF SUCCESS


               Stock Price............  More than Tripled
               Shareholders' Equity ..  Tripled
               Dividends..............  Quintupled
               Assets.................  Tripled
               Deposits...............  Tripled
               Earnings...............  Nearly Tripled


   We urge you to review carefully our annual report, which outlines our successes on your behalf and details our momentum and strategy for future profitable growth. You be the judge. Don't be fooled by a few manipulated statistics presented by a shareholder with his own self-serving agenda.

                              --------------------

   We are confident about the future, as our corporate strategy has now further accelerated the development of our core banking business; and we are optimistic that you will benefit from increasing returns. In closing, let me repeat our commitment to you: to maximize the value of your investment in ONBANCorp. As always, we will continue to devote all of our efforts to doing just that.

   On behalf of your Board of Directors, thank you for your continued support.

                                             Sincerely,


                                             /s/Robert J. Bennett
                                             ------------------------------
                                             Robert J. Bennett
                                             Chairman, President and Chief
                                                 Executive Officer

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